TEAMING AGREEMENT

This Teaming Agreement (this “Agreement”), effective as of February 22, 2006, made by and among The University of Texas System (“UTS”), The University of Texas of the Permian Basin (“UTPB”), The University of Texas at Austin (“UTAUS”), The University of Texas at Arlington (“UTA”), The University of Texas at Dallas (“UTD”), The University of Texas at El Paso (“UTEP,” collectively with UTS, UTPB, UTAUS, UTA and UTD, the “UT Institutions”), the City of Andrews, Texas and Andrews County, Texas (collectively, “Andrews”), the Midland Development Corporation (“Midland”), the Odessa Development Corporation (“Odessa,” collectively with Andrews and Midland, the “Permian Basin Entities”), Thorium Power, Inc., a Delaware corporation, headquartered in McLean, Virginia (“Thorium Power”) and General Atomics, a California corporation, headquartered in San Diego, California (“GA”) sets forth the duties and obligations regarding the cooperation of the parties to this Agreement with regard to the preparation and finalization of the Pre-Conceptual Design (the “PCD”) of a proposed state-of-the-art nuclear reactor research facility to be known as the High- Temperature Teaching and Test Reactor (“HT3R”).

Recitals

A.     The proposed mission of HT3R will be to operate as a “national user facility” to: (1) educate and train the next generation of high-temperature and nuclear scientists and engineers, (2) perform basic and applied nuclear research, (3) support the engineering, design, licensing, construction and operation of the Department of Energy’s Next Generation Nuclear Plant, (4) optimize the economic high-temperature production of hydrogen, synthetic fuels and other materials, (5) significantly increase the efficiency of electricity production in power plants, and (6) to the extent shown technically feasible and economically effective by the PCD, explore the use of proliferation resistant fuels, including thorium-based fuels.

B.     Each of the UT Institutions is an institution of higher education located within the State of Texas with a goal of advancing scientific education and research in the State of Texas.

C.     The Permian Basin Entities located in close proximity to each other desire to provide the opportunity for economic development, particularly as it relates to the future of the energy industry in the Permian Basin thereby adding economic opportunities for their citizens and businesses in the region.

D.     Thorium Power is a corporation that is involved in the design of proliferation resistant, thorium-based nuclear fuels and is interested in being involved in the design of thorium-based nuclear fuels for use in the HT3R.

E.     GA is a corporation with significant experience in the design and operation of state-of-the-art nuclear reactor facilities worldwide.

F.     Each party to this Agreement believes that completion of the PCD is a necessary prerequisite to a fully informed decision to pursue engineering, licensing and construction of the HT3R.

G.     All parties to this Agreement recognize that a teaming agreement will provide a strong structure for the successful completion of the PCD by allowing each party to complement the unique capabilities of the other, and set forth clear value-added roles for each party participating in the process.

Agreement

1.     PCD Activities. This Agreement relates solely to the parties desire to work collaboratively together to complete the PCD. In the event some or all of the parties elect to pursue further work on the HT3R beyond completion of the PCD, a new teaming agreement will be executed.

1.1.     Fundraising/Payment of PCD Costs. The parties estimate that completion of the PCD will cost approximately $3 million. UTPB will be primarily responsible for raising the funds necessary to complete work on the PCD. All money raised in support of PCD activities will be donations to UTPB (the “PCD Donations”). All parties making a PCD Donation under this Agreement acknowledge and agree that:

    1.1.1.     UTPB will treat the PCD Donations as donations to UTPB, but each party making a PCD Donation is solely responsible for their own classification of the expense or accounting and tax treatment of the PCD Donation made by them;

1.1.2.     so long as the PCD Donations are expended for the PCD, all PCD Donations are non-refundable;

1.1.3.     subject to the terms and conditions of this Agreement, UTPB will have sole discretion to expend the PCD Donations in support of the PCD; and

1.1.4.     other parties to this Agreement will receive funds from the PCD Donations for work completed on the PCD.

As recipient and administrator of the PCD Donations, UTPB will be solely responsible for and have sole discretion over expenditure of the PCD Donations for services rendered with respect to the PCD. Any party to this Agreement wishing to claim expense reimbursement for work on the PCD will submit such request for reimbursement to UTPB. Each party to this Agreement acknowledges and agrees that under a cost-basis contract it will not be entitled to claim reimbursement for any overhead or similar charges related to their participation in the PCD. Each party seeking reimbursement will submit to UTPB a detailed, line item invoice. No party may seek payments under this Agreement exceeding an aggregate amount of $1.5 million. In no event will UTPB be responsible to pay any party for any expenses incurred in excess of the amount of PCD Donations.

1.2.     PCD Content. The PCD will be composed of three distinct sections: (a) a technical and design plan for the HT3R; (b) a business plan for management and operation of the HT3R; and (c) an academic plan for UTPB’s role as host institution of the HT3R as detailed in Section 1.4 below. Each of the parties to this Agreement agree to work cooperatively together to promptly complete the PCD with individual parties being primarily or exclusively responsible for certain elements of the PCD as specified in Sections 1.3 and 1.4 below.

1.3.     GA - PCD Manager. GA will serve as the manager of work on the PCD. As the manager of the PCD, GA will be responsible for production of the final PCD documentation and will ensure the completion of the technical and design plan and the business plan. In preparing the PCD documentation, GA will actively consult with the other parties hereto and seek to incorporate the input of the other parties into the final PCD documentation. Each of the other parties to this Agreement agrees to reasonably assist and provide input to GA as reasonably requested to complete the PCD. GA agrees to provide timely reports to the single point of contact for the Permian Basin Entities designated in Section 10 of this Agreement on the status of the PCD.

1.4.     UTPB - Host Institution. The PCD will specify UTPB as the host institution for the HT3R. The PCD will be constructed such that UTPB is proposed to be the owner and operator of the HT3R. As owner and operator of the HT3R and host institution of the HT3R project, UTPB will be primarily responsible for the academic plan contained in the PCD. In the PCD, UTPB will specify the faculty, educational administrators, programs, institutes, degrees, colleges, schools and collaborations necessary to academically support the HT3R.

1.5.     Role of UTS Institutions. The UT Institutions, other than UTPB, will support UTPB in designing and specifying the role of UTPB as host institution and support UTPB efforts to construct an academic plan in support of that role. Each UT Institution will designate a single point of contact as specified in Section 10 of this Agreement to work with UTPB towards this goal. As requested, UTS will use its existing relationship with Sandia National Laboratories (“Sandia”) to access consulting services from Sandia to support PCD activities.

1.6.     Role of Permian Basin Entities. In conjunction with the execution of this Agreement, the Permian Basin Entities have agreed to make a PCD Donation as follows:

Andrews	$500,000
Midland	$500,000
Odessa	$500,000

The PCD Donations by the Permian Basin Entities are made with the following conditions:

1.6.1.     The Permian Basin Entities will assist GA and UTPB to the extent reasonably requested by GA and UTPB in connection with the completion of the business plan contained in the PCD, except that the financial obligation of the Permian Basin Entities is limited to $500,000 each as shown in Section 1.6 above.

1.6.2.     Each of the Permian Basin Entities will designate a single point of contact as set forth in Section 10 of this Agreement for providing reasonably requested assistance in preparing the business plan in the PCD.

1.6.3.     The Permian Basin Entities will provide advice on location of the HT3R, local business involvement in construction and operation of the HT3R and general economic advice concerning the PCD. Andrews, in consultation with UTPB and GA, will advise and consent to the proposed location of the HT3R, consistent with the site criteria set forth in the PCD and subject to the design, licensing and final engineering plans.

1.6.4.     Within 16 calendar days of the execution of this Agreement by all parties, Andrews, Midland and Odessa will each provide to UTPB the PCD Donation committed under Section 1.6 above, except that no funds shall be provided until UTPB has notified Andrews, Midland and Odessa, in writing, that commitments for the $3 million needed for the PCD as detailed in Section 1.1 above have been secured from all sources on or before April 30, 2006.

1.6.5.     The parties to this Agreement intend for the HT3R, if constructed, (a) to result in significant research activities related to the HT3R being located at the UTPB Center for Energy and Economic Diversification (CEED) in Midland County along with research, academic and other activities in Andrews County and on UTPB campus in Odessa and, (b) subject to appropriate approvals and to the extent practical, and within requisite capabilities, involve the community colleges in Midland, Odessa and Andrews for technical workforce training and educational programs.

1.6.6.     Each of the Permian Basin Entities also agrees to work with the other parties to this Agreement to ensure an active and continuing public discourse regarding the PCD and the HT3R among the citizenry and businesses of the Permian Basin.

1.7.     Role of Thorium Power. In conjunction with the execution of this Agreement, Thorium Power agrees to make a PCD Donation of $1.25 million dollars. In addition, upon request Thorium Power agrees to make its expertise in thorium fuel and thorium fuel designs available to GA and UTPB on those elements of the PCD that will address the testing of new fuel and fuel cycles in the HT3R. To the extent that the PCD will address specific thorium fuel designs, Thorium Power will, through consultation with GA, be responsible for contributing to those designs. In addition, to the extent that the PCD may address issues particular to the use of thorium fuel experiments in conjunction with hydrogen generation experiments, Thorium Power will provide its expertise to GA. Any services provided by Thorium Power as a result of its obligations under this Section 1.7 will be provided by Thorium Power on terms to be mutually agreed upon with UTPB and GA prior to the provision of such services. Thorium Power will designate a single point of contact for the delivery of such consulting services as set forth in Section 10 of this Agreement.

1.8.     Where possible, practicable and relevant, each party to this Agreement will give reasonable advance notice to the other parties to this Agreement of, and permit participation of such parties in, significant meetings, communications and discussions about the HT3R with third parties or with other parties to this Agreement.

1.9.     Subject to applicable law, including but not limited to Texas state laws on procurement and contracting, and as is economically feasible and technically prudent, (a) the Major Parties shall use commercially reasonable efforts to afford the other parties to this Agreement the opportunity to participate in hydrogen generation-related reactor projects the Major Parties may become involved in together in the next five years, and (b) if the HT3R is ultimately constructed and operated to use thorium as one fuel source, UTPB will seek to use Thorium Power as a supplier of “first resort” of thorium for the HT3R.

2.     Term and Termination. Except for the rights and obligations of the parties to this Agreement set forth in Sections 1.9, 1.10, and 3 through 7 of this Agreement, all rights and obligations of the parties under this Agreement will terminate upon the following:

2.1.     Notice from UTPB that it has been unsuccessful in securing funding for the PCD as set forth in Section 1.1 of this Agreement;

2.2.     Refusal by the UTS Board of Regents to approve the participation of the UT Institutions in this Agreement;

2.3.     Upon written notice by any party to this Agreement that it elects not to pursue its role in the PCD. However, only the termination of UTS, UTPB or GA (a “Major Party”) as a party to this Agreement will terminate the entire Agreement. Termination by any other party under this Section 2.3 will only terminate this Agreement as to such party giving written notice of termination.

2.4.     A material breach of this Agreement by a Major Party, which remains uncured for 10 business days after written notice of such material breach by another Major Party. If a party other than a Major Party materially breaches this Agreement, and such material breach remains uncured 10 business days after notice of such material breach by a Major Party, this Agreement will terminate as to such materially breaching party and at the option of UTS may terminate in its entirety.

2.5.     The expiration of 18 months from the effective date hereof.

3.    Proprietary Information. The parties anticipate that performance of this Agreement may require the parties to disclose to each other information of a proprietary nature. Therefore, as an integral part of this Agreement, the parties agree to abide by the following terms of nondisclosure:

3.1.     For purposes of this Agreement, “Proprietary Information” will mean technical or financial information (a) originated by or otherwise peculiarly within the knowledge of the party, (b) currently protected against unrestricted disclosure to others (subject to applicable state and federal laws, including the Texas Public Information Act), and (c) pertaining to the PCD. Nothing herein will restrict the obligation of the UT Institutions, Andrews, Midland or Odessa to comply with or exercise their discretion to determine their obligations under the Texas Public Information Act.

    3.2.     In consideration for the disclosure of Proprietary Information, the receiving party agrees (a) to hold Proprietary Information in trust and confidence and not disclose the same to any person or persons outside its organization and to use commercially reasonable efforts ensure that persons within its organization who receive such Proprietary Information agree to comply with the restricted use and nondisclosure provisions of this Agreement, and (b) to refrain from using the same except for the purposes of the PCD without prior approval of the disclosing party. The parties may disclose Proprietary Information to their contractors, agents, affiliates, consultants, attorneys and employees thereof who need to know the Proprietary Information for the purpose set out herein, and who, prior to such disclosure, indicate their agreement to comply with the restricted use and nondisclosure provisions of this Agreement.

3.3.     Recipients of Proprietary Information hereunder will have no obligation or restriction with respect to any Proprietary Information if the same is:

3.3.1.     in the public domain at the time of disclosure, or is subsequently made available to the general public without restriction by the disclosing party;

3.3.2.     known to the receiving party at the time of disclosure without restrictions on its use or independently developed by the receiving party, and there is adequate documentation to demonstrate either condition;

3.3.3.     used or disclosed inadvertently or accidentally despite the exercise of the same degree of care that each party takes to preserve or safeguard its own Proprietary Information;

3.3.4.     used or disclosed with the prior written approval of the disclosing party;

3.3.5.     furnished by the disclosing party to the U.S. Government with “unlimited rights;”

3.3.6.     disclosed without restriction to the receiving party from a source other than the disclosing party, which source has not breached any duty or other obligation to maintain such information confidential; or

3.3.7.     required to be disclosed under state or federal law.

If any portion of a party’s Proprietary Information falls within any one of the above exceptions, the remainder will continue to be subject to the foregoing prohibitions and restrictions.

    3.4.    All financial information provided by either party to the other is hereby considered as Proprietary Information and will need no legend to be protected. All other Proprietary Information made available in written form by one party to the other will be marked with the legend “PROPRIETARY INFORMATION” or an equivalent conspicuous legend. No sheet or page of any written material will be so labeled which is not, in good faith, believed to contain Proprietary Information. A recipient of information hereunder will have no obligation with respect to any portion of any written material that is not so labeled, or any information received visually or orally unless a written summary of such visual or oral communication, specifically identifying the items of Proprietary Information, is furnished to the recipient within 10 business days of disclosure.

3.5.    The receiving party will only make such copies of the disclosing party’s Proprietary Information as are reasonable and necessary in carrying out its activities under this Agreement. Upon termination of this Agreement or the disclosing party’s request, each receiving party will promptly return to the appropriate disclosing party all copies of Proprietary Information subject to any and all public entities’ record retention and open records obligations.

3.6.     No rights or obligations other than those expressly recited in this Agreement are to be implied from this Agreement. Except as set forth in Section 3.7 below, no license, express or implied, will inure to the benefit of the other participating parties as a result of a patent being granted to one of the parties for inventions made exclusively be its employees. No license to the other party, under any patents, is granted or implied by conveying Proprietary Information or other information to that party and none of such information that may be transmitted or exchanged by the respective parties will constitute any representation, warranty, assurance, guaranty or inducement by any party to the other with respect to the infringement of patents or other rights of others.

3.7.    The PCD will be owned by UTS. Any intellectual property of a party contained or embedded in the final draft of the PCD will be irrevocably licensed to UTS on a non-exclusive royalty-free, fully paid-up basis for the exclusive purpose of constructing, operating and securing funding for or otherwise relating to UTPB’s role as host institution of the HT3R. Nothing herein or in the PCD will grant any party any patent rights in patents owned by UTS, the UT Institutions, Thorium Power or GA nor any other rights to intellectual property owned or developed by a party hereto except to the extent expressly specified in this Section 3.7. UTS and GA agree to work together to cooperatively develop any commercial uses of the PCD beyond construction of the HT3R; provided, however, nothing herein shall require any party to spend money or designate material resources to such efforts.

4.     Relationship. Nothing in this Agreement will be deemed to constitute, create, give effect to, or otherwise recognize a joint venture, partnership or fiduciary formal business relationship of any kind, and the rights, obligations and remedies of the parties will be limited to those expressly set forth herein. Nothing herein will be construed as providing for the sharing of profits or losses arising out of the efforts of either or both of the parties.

5.     News Releases. No written news release will be made to the news media or the general public relating to the PCD or the HT3R in general without the prior written approval of UTS and GA, which approval will not be unreasonably withheld, conditioned or delayed. The parties agree that any breach of this provision regarding news releases will be a material breach of this Agreement and any Major Party may seek relief for such breach, including: (a) immediate termination of this Agreement as to the breaching party, (b) injunctive relief, and/or (c) monetary damages.

UTS contact for press release approval:	Michael Warden mwarden@utsystem.edu (512) 499-4363 (512) 499-4358 - fax

GA contact for press release approval:	Doug Fouquet Doug.fouquet@gat.com (858) 858-2173 (858) 455-3213 - fax

The parties further agree that news releases made by any of them will, to the extent practical, recognize the participation and contributions of each party to this Agreement.

    6.     Indemnity. Each party and its respective employees, agents, subcontractors and consultants will obey all applicable laws, rules and regulations. To the extent authorized by the laws and Constitution of the State of Texas, each party agrees to indemnify and hold harmless each other party from and against all claims by third parties for:

6.1.     damages, losses, injury or fines that result from that party’s violation of any law, rule or regulation; and

6.2.     property damage or personal injury (including death) of any of the other parties’ employees or agents, which is caused by any act or omission to act, including negligence, of the indemnifying party’s employees or agents in connection with performance under this Agreement.

7.     Disputes.

7.1.    All disputes arising under this Agreement, which are not disposed of by the agreement of the parties, may be decided by recourse to an action at law or equity in court of competent jurisdiction in the State of Texas. Until final resolution of any dispute hereunder, the parties will diligently proceed with the performance of this Agreement.

    7.2.      The validity, construction, scope and performance of this Agreement will be governed by the laws of the State of Texas.

    7.3.      No party will be liable to any other party for any indirect, incidental, exemplary, punitive, special or consequential damages, however caused, whether as a consequence of the negligence of another party or otherwise.

     8.    Assignment. Except as provided below, neither this Agreement nor any interest herein may be assigned, in whole or in part, by any party without the prior written consent of UTS and GA, except that, without securing such prior consent, either party will have the right to assign this Agreement to any successor of such party by way of merger or consolidation or the acquisition of substantially all of the entire assets of such party relating to the subject matter of this Agreement; provided, however, that such successor will expressly assume all of the obligations of such party under this Agreement.

9.    Entire Agreement. This Agreement and any exhibit(s) hereof constitute the entire understanding and agreement of and between the parties with respect to the subject matter hereof, and supersede all prior representations and agreements, verbal or written. It will not be varied, except by an instrument in writing of subsequent date, duly executed by an authorized representative of each party. Paragraph headings herein are for convenience only and will not limit in any way the scope of interpretation of any provision of this Agreement.

10.   Notice. Any notice, consent, demand or request required or permitted by this Agreement will be in writing and will be deemed to have been sufficiently given when personally delivered or deposited in the United States mail, postage prepaid, addressed as follows:

If to UTS:	The University of Texas System
Attn: Barry D. Burgdorf
Vice Chancellor and General Counsel
201 West 7th Street, Mail Code P1500
Austin, TX 78701

and to:

The University of Texas System
Attn: Charles Sorber, PhD
Special Engineering Advisor
Office of Research and Technology Transfer
601 Colorado Street, Mail Code P4110
Austin, TX 78701

If to UTPB:	The University of Texas of the Permian Basin
Attn: President W. David Watts
4901 E. University, MB 4218B
Odessa, TX 79762

and to:

The University of Texas of the Permian Basin
Attn: James F. Wright, PhD
HT3R Project Manager
4901 E. University
Odessa, TX 79762

If to UTAUS:	The University of Texas at Austin
Attn: Juan M Sanchez, PhD
Vice-President for Research
1 University Station, Mail Code G1400
Austin TX 78712

If to UTA:	The University of Texas at Arlington
Attn: Ronald L. Elsenbaumer, Vice President
Office of Research
346 Davis Hall
Box 19162
Arlington, TX 76019

If to UTD:	The University of Texas at Dallas
Attn: John P. Ferraris, PhD
School of Natural Science and Mathematics
P.O. Box 830688, FN 32
Richardson, TX 75083

If to UTEP:	The University of Texas at El Paso
Attn: Eric MacDonald, PhD
500 West University Avenue
Engineering Building Room E-301
El Paso, TX 79968

If to Andrews:	City of Andrews
Attn: Glen E. Hackler, City Manager
111 Logsdon
Andrews, TX 79714

If to Midland:	City of Midland
Attn: Rick Menchaca, City Manager
P.O. Box 1152
Midland, TX 79702

If to Odessa:	City of Odessa
Attn: Richard Morton, City Manager
411 W 8th Street
Odessa, TX 79761

If to Thorium Power:	Thorium Power, Inc.
Attn: Seth Grae
8300 Greensboro Drive, Suite 800
McLean, VA 22102

If to GA:	General Atomics
Attn: Malcolm Labar
3550 General Atomics Court, MS 13/269
San Diego, CA 92186-9784

11.     Conditions on Obligations. The obligations of the parties hereunder, including without limitation the obligations to prepare the PCD, are subject to the following condition. There will be no litigation or proceeding pending or threatened against either party or any of the parties’ officers or employees (a) which is for the purpose of enjoining or otherwise restricting the activities contemplated by this Agreement, or otherwise claiming that any such activity is improper, (b) which would mutually adversely affect the rights and/or capabilities of a party in respect of such activities or (c) which, in the reasonable judgment of either GA or UTS, would make the continuation of such activities inadvisable.

12.      Scope of Agreement. This Agreement will relate only to the PCD specified herein, and nothing herein will be deemed to:

12.1.     confer any right or impose any obligation or restriction on either party with respect to any other effort or activity at any time undertaken by any party hereto, jointly or separately;

12.2.     preclude any party hereto from soliciting or accepting any contract or subcontract for any third party under any other program or preclude any party from pursuing similar PCDs or projects independently or in combination with other parties (subject to the requirements set forth herein);

12.3.     limit the rights of either party to promote, market, sell, lease, license or otherwise dispose of its standard products or services, except where such would conflict with the obligations of the parties under this Agreement; or

12.4.     obligate any party to participate in or proceed with further work related to the HT3R.

     13.     Non-Solicitation of Employees. During the performance of this Agreement or the resultant PCD, neither party will, directly or indirectly, hire an employee of any other party without the prior written approval of the other. Such written approval will not be unreasonably withheld. This prohibition will extend for a period of 90 days after the employee’s termination of employment with the other party. The foregoing will not apply to: (a) employees of any party who have not been substantially involved in the performance of this Agreement or the resultant PCD; (b) clerical or administrative employees who are not “exempt” employees within the meaning of the United States Fair Labor Standards Act; (c) individuals hired as a result of the use of an independent employment agency; or (d) individuals hired as a result of the use of a general solicitation (such as an advertisement, in newspapers or on radio or television) not specifically directed to the employees of any party.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement, or have caused this Agreement to be signed in their respective names by an officer, hereunto duly authorized, as of the date first written above.

UTS:	UTPB:

The University of Texas System	The University of Texas of the Permian Basin

By:	By:
Mark G. Yudof Chancellor	W. David Watts President

UTAUS:	UTA:

The University of Texas at Austin	The University of Texas at Arlington

By:	By:
William C. Powers, Jr. President	James Spaniolo President

UTD:	UTEP:

The University of Texas at Dallas	The University of Texas at E1 Paso

By:	By:
David E. Daniel President	Diana S. Natalicio President

Andrews	Midland

City of Andrews	Midland Development Corporation

By:	By:
Robert Zap Mayor	John James President

Signature Page to Teaming Agreement

IN WITNESS WHEREOF, the parties hereto have signed this Agreement, or have caused this Agreement to be signed in their respective names by an officer, hereunto duly authorized, as of the date first written above.

UTS:	UTPB:

The University of Texas System	The University of Texas of the Permian Basin

By:	By:
Mark G. Yoduf Chancellor	W. David Watts President

UTAUS:	UTA:

The University of Texas at Austin	The University of Texas at Arlington

By:	By:
William C. Powers, Jr. President	James Spaniolo President

UTD:	UTEP:

The University of Texas at Dallas	The University of Texas at E1 Paso

By:	By:
David E. Daniel President	Diana S. Natalicio President

Andrews:	Midland:

City of Andrews	Midland Development Corporation

By:	By:
Robert Zap Mayor	John James President

Signature Page to Teaming Agreement

Andrews: County	Odessa:

Odessa Development Corporation

By:	By:
Richard Dolgener County Judge	Robert Porter President

GA:	Thorium Power:

General Atomics	Thorium Power, Inc.

By:	By:
Neal Blue Chief Executive Officer	Seth H. Grae President

Signature Page to Teaming Agreement